Exhibit 99

Family Dollar Reports Record Second Quarter Results

  Second Quarter Net Sales Increased 17.7%
  Comparable Store Sales Increased 2.9%
  Earnings Per Diluted Share Increased to $1.21
  Management Updates Guidance for FY13

MATTHEWS, N.C.--(BUSINESS WIRE)--April 10, 2013--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the second quarter of fiscal 2013 ended March 2, 2013, net sales increased 17.7% to $2.89 billion and net income per diluted share for the quarter increased 5.2% to $1.21.

“Our continued market share gains reflect the successful execution of our strategy to become more relevant to customers,” said Howard R. Levine, Chairman and CEO. “This quarter we delivered positive results despite financial pressures that continue to challenge our customers. Following a difficult December, we were pleased with our sales results in early January. Unfortunately, the unanticipated delay of the 2012 tax refunds impacted our results at the end of January and the beginning of February. We were happy to see sales trends improve towards the end of the quarter as our customers began to receive their tax refunds.”

Second Quarter Comparable Store Sales Change
December 2012	2.5%
January 2013 (4 week comparison)	6.9%
January 2013 (5 week comparison)	2.2%
February 2013	4.2%
Second Quarter (14 week comparison)	2.9%

“As we move into the second half of fiscal 2013, our discretionary sales continue to be challenged by both the financial pressures facing our customers as well as unseasonably cold spring weather,” continued Levine. “Given this uncertainty, we have adjusted our plans to reflect lower than anticipated Home and Apparel sales as our customers’ discretionary spend is expected to remain constrained.”

Fiscal 2013 Second Quarter Results

Net sales for the second quarter ended March 2, 2013, increased 17.7% to $2.89 billion from $2.46 billion in the second quarter of fiscal 2012 ended February 25, 2012. Consistent with the National Retail Federation Calendar, the second quarter of fiscal 2013 included 14 weeks as compared to 13 weeks in the second quarter of fiscal 2012. The Company estimates this extra week contributed approximately $189 million in sales and $0.07 of earnings per diluted share. Sales were strongest in the Consumables category, which increased 26.6% during the quarter, driven primarily by strong growth in tobacco, food, and health and beauty aids. During the quarter, the Company opened 126 new stores, closed 17 stores, and renovated, relocated or expanded 159 stores.

Comparable store sales for the 14-week period ended March 2, 2013, increased 2.9% when compared with sales for the similar 14-week period last year. Comparable store sales for the quarter increased as a result of higher customer traffic and an increase in the average customer transaction value.

Gross profit for the quarter increased 12.8% to $967.1 million, or 33.4% of net sales, compared to $857.4 million, or 34.9% of net sales, in the second quarter of fiscal 2012. As a percentage of sales, the impact of stronger sales of lower-margin consumables and increased inventory shrinkage was partially offset by lower freight expense and higher purchase markups.

Selling, general and administrative expenses, as a percentage of net sales, were 25.9% in the quarter compared to 26.1% in the second quarter of fiscal 2012. Most expenses were leveraged during the quarter. Additionally, as a percentage of net sales, lower incentive compensation expense was offset by higher marketing expense.

The effective income tax rate in the quarter was 35.6% as compared to 36.5% in the second quarter of fiscal 2012. The decrease in the effective tax rate was due primarily to the legislative reinstatement of certain federal tax credits and foreign tax benefits associated with the Company’s global sourcing efforts.

Net income for the quarter was $140.1 million compared to net income of $136.4 million for the second quarter of fiscal 2012.

The Company’s merchandise inventories at March 2, 2013, were $1.53 billion compared with $1.22 billion at February 25, 2012. Average inventory per store at the end of the quarter was 17.1% higher than the average inventory per store at the end of the second quarter of fiscal 2012. The increase in inventories was the result of investments to expand the Company’s Consumable categories, primarily health and beauty aids, tobacco and food.

In the first half of fiscal 2013, capital expenditures were $409.7 million compared with $236.3 million in the first half of fiscal 2012. The growth in capital expenditures was primarily due to increased investments in new stores. During the second quarter, the Company completed a sale-leaseback transaction for 126 stores with net proceeds, after transaction expenses, of $162.4 million.

During the first half of fiscal 2013, the Company repurchased approximately 1.2 million shares of its common stock for a total cost of $75.0 million. As of March 2, 2013, the Company had the authorization to purchase up to an additional $370.8 million of its common stock.

Outlook

The Company believes that sales in more discretionary categories will continue to be pressured in the second half of fiscal 2013 and that comparable store sales in the second half of the year will increase between 2% and 4%. The Company expects that comparable store sales in the third quarter will be in the lower end of this range and that comparable store sales in the fourth quarter will be in the upper end of this range.

The Company anticipates that many of the sales and margin trends that occurred in the first half of the year will continue in the third quarter and that earnings per diluted share will be between $0.98 and $1.08 per share compared with $1.06 per share in the third quarter of fiscal 2012. As the Company anniversaries many of the sales-driving initiatives launched in the fourth quarter of fiscal 2012, the Company expects that operating margin will increase and that earnings per diluted share will be between $0.85 and $0.95 per share compared with $0.69 per share in the fourth quarter of fiscal 2012.

The Company now expects that diluted earnings per share in fiscal 2013 will be between $3.73 and $3.93 compared to $3.58 in fiscal 2012. The Company's outlook for fiscal 2013 is based on the following assumptions which may or may not prove valid:

  An increase in comparable store sales of between 3% and 4%;
  Approximately 500 new store openings and 30-50 store closings;
  Gross margin pressure driven primarily by an expanding mix of lower-margin consumables;
  SG&A leverage driven by an increase in comparable store sales;
  An effective income tax rate between 36% and 37%;
  Weighted average diluted shares of approximately 116 million; and
  Capital expenditures of between $650 million and $700 million to support new store openings, store renovations, merchandising initiatives, and expansion of the Company’s supply chain.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, April 10, 2013, at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for the rest of fiscal 2013. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (888) 329-8903 for domestic US calls and (719) 325-2320 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 7056645 or "FAMILY DOLLAR."

A live webcast of the conference call with accompanying slides can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, April 10, 2013.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 7,600 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Second Quarter Ended*
(in thousands, except per share amounts)	March 2, 2013	% of Net Sales	February 25, 2012	% of Net Sales

Net sales	$2,893,997	100.00%	$2,458,636	100.00%

Cost of sales	1,926,947	66.58%	1,601,237	65.13%

Gross margin	967,050	33.42%	857,399	34.87%

Selling, general and administrative expenses	750,073	25.92%	642,052	26.11%

Operating profit	216,977	7.50%	215,347	8.76%

Investment income	109	0.00%	208	0.01%

Interest expense	6,775	0.23%	6,425	0.26%

Other income	7,426	0.26%	5,781	0.24%

Income before income taxes	217,737	7.52%	214,911	8.74%

Income taxes	77,592	2.68%	78,492	3.19%

Net income	$140,145	4.84%	$136,419	5.55%

Net income per common share - basic	$1.21		$1.16
Weighted average shares - basic	115,455		117,528

Net income per common share - diluted	$1.21		$1.15
Weighted average shares - diluted	115,920		118,304

Dividends declared per common share	$0.21		$0.21

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Half Ended*
(in thousands, except per share amounts)	March 2, 2013	% of Net Sales	February 25, 2012	% of Net Sales

Net sales	$5,315,685	100.00%	$4,606,923	100.00%

Cost of sales	3,521,841	66.25%	2,991,952	64.94%

Gross margin	1,793,844	33.75%	1,614,971	35.06%

Selling, general and administrative expenses	1,449,898	27.28%	1,269,635	27.56%

Operating profit	343,946	6.47%	345,336	7.50%

Investment income	184	0.00%	442	0.01%

Interest expense	13,897	0.26%	13,137	0.29%

Other income	13,788	0.26%	10,702	0.23%

Income before income taxes	344,021	6.47%	343,343	7.45%

Income taxes	123,597	2.33%	126,574	2.75%

Net income	$220,424	4.15%	$216,769	4.71%

Net income per common share - basic	$1.91		$1.84
Weighted average shares - basic	115,486		117,588

Net income per common share - diluted	$1.90		$1.83
Weighted average shares - diluted	116,057		118,447

Dividends declared per common share	$0.42		$0.39

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	March 2,	February 25,
(in thousands, except per share and share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$117,816	$105,849
Short-term investment securities	12,783	52,211
Restricted cash and investments	71,517	—
Merchandise inventories	1,533,954	1,223,600
Deferred income taxes	71,970	52,230
Income tax refund receivable	12,872	13,492
Prepayments and other current assets	129,767	77,561
Total current assets	1,950,679	1,524,943

Property and equipment, net	1,705,161	1,403,222
Investment securities	23,444	95,365
Other assets	92,698	76,902

Total assets	$3,771,982	$3,100,432

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$182,223	$—
Current portion of long-term debt	16,200	16,200
Accounts payable	736,238	704,268
Accrued liabilities	338,838	277,303
Income taxes	8,428	7,777
Total current liabilities	1,281,927	1,005,548

Long-term debt	500,199	516,245
Other liabilities	281,341	264,235
Deferred gain	218,245	—
Deferred income taxes	65,598	93,427
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	11,995	11,899
Capital in excess of par	288,225	247,869
Retained earnings	1,406,262	1,053,404
Accumulated other comprehensive loss	(1,561)	(5,628)
Common stock held in treasury, at cost	(280,249)	(86,567)
Total shareholders' equity	1,424,672	1,220,977

Total liabilities and shareholders' equity	$3,771,982	$3,100,432

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Half Ended
(in thousands)	March 2, 2013	February 25, 2012
Cash flows from operating activities:
Net income	$220,424	$216,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,973	99,957
Amortization of deferred gain	(6,971)	—
Deferred income taxes	7,465	21,936
Excess tax benefits from stock-based compensation	(12,891)	(10,776)
Stock-based compensation	9,436	9,705
Loss on disposition of property and equipment, including impairment	3,695	7,979
Changes in operating assets and liabilities:
Merchandise inventories	(107,791)	(68,940)
Prepayments and other current assets	(82,158)	(6,112)
Other assets	(1,125)	(3,286)
Accounts payable and accrued liabilities	12,421	(44,528)
Income taxes	(36,303)	(363)
Other liabilities	13,197	(5,846)
	135,372	216,495

Cash flows from investing activities:
Purchases of investment securities	(20,439)	(22,986)
Sales of investment securities	14,000	79,259
Net change in restricted cash	48,405	—
Capital expenditures	(409,735)	(236,268)
Net proceeds from sale-leaseback	163,520	—
Proceeds from dispositions of property and equipment	908	393
	(203,341)	(179,602)

Cash flows from financing activities:
Short-term borrowings	1,150,223	251,300
Repayment of short-term borrowings	(983,000)	(251,300)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(74,954)	(72,122)
Changes in cash overdrafts	36,726	26,103
Proceeds from exercise of employee stock options	16,312	21,329
Excess tax benefits from stock-based compensation	12,891	10,776
Payment of dividends	(48,546)	(42,335)
	93,452	(72,449)

Net change in cash and cash equivalents	25,483	(35,556)
Cash and cash equivalents at beginning of period	92,333	141,405
Cash and cash equivalents at end of period	$117,816	$105,849

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Second Quarter Ended
	March 2,	February 25,
(in thousands)	2013	2012	% Change
Consumables	$2,011,502	$1,588,242	26.6%
Home products	322,229	326,885	-1.4%
Apparel and accessories	206,889	205,933	0.5%
Seasonal and electronics	353,377	337,576	4.7%
TOTAL	$2,893,997	$2,458,636	17.7%

	For the First Half Ended
	March 2,	February 25,
(in thousands)	2013	2012	% Change
Consumables	$3,800,784	$3,097,778	22.7%
Home products	564,565	572,885	-1.5%
Apparel and accessories	384,916	392,147	-1.8%
Seasonal and electronics	565,420	544,113	3.9%
TOTAL	$5,315,685	$4,606,923	15.4%

STORES IN OPERATION:
	For the First Half Ended
	March 2,	February 25,
	2013	2012
Beginning Store Count	7,442	7,023
New Store Openings	251	184
Store Closings	(18)	(36)
Ending Store Count	7,675	7,171
Total Square Footage (000s)	65,859	61,308
Total Selling Square Footage (000s)	55,022	51,167

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
Media Contact:
Bryn Winburn, 704-708-1653
bwinburn@familydollar.com